Exhibit 99.2

For details contact:
Larry Thede
Phone (720)283-2450
E-mail: ir@udrt.com
www.udrt.com

PRESS  RELEASE

United Dominion Realty Trust Announces
Pricing of $250 Million of Convertible Senior Notes

RICHMOND, VA (October 5, 2006) United Dominion Realty Trust, Inc. (the “Company”) (NYSE: UDR) today announced that it has priced an offering of $250 million aggregate principal amount of convertible senior notes due 2011 with a coupon of 3.625% (the “notes”).  An additional $37.5 million aggregate principal amount of notes may be purchased, at the option of the initial purchasers, within 13 days.

The notes are senior unsecured obligations of the Company.  The net proceeds from the offering will be used for the repayment of indebtedness under the Company’s revolving credit facility, the cost of a capped call transaction or for other general corporate purposes.

Prior to July 15, 2011, upon the occurrence of specified events, the notes will be convertible at the option of the holder into cash and, in certain circumstances, shares of the Company’s common stock at an initial conversion rate of 26.6326 shares per $1,000 principal amount of notes (which equates to an initial conversion price of approximately $37.55 per share).  On or after July 15, 2011, the notes will be convertible at any time prior to the second business day prior to maturity at the option of the holder into cash and, in certain circumstances, shares of the Company’s common stock at the above initial conversion rate. The initial conversion rate is subject to adjustment in certain circumstances.

The notes will not be redeemable at the option of the Company, except to preserve the status of the Company as a REIT.

If the Company undergoes certain change of control transactions, note holders may require the Company to repurchase all or a portion of their notes at a purchase price equal to the principal amount of the notes to be repurchased plus unpaid interest (including additional interest, if any) accrued on the repurchase date.

On October 5, 2006, the closing sale price of the Company’s common stock as reported on the New York Stock Exchange was $31.29.

In connection with the offering, the Company has entered into a capped call transaction with an affiliate of an initial purchaser of the notes (the “option counterparty”) to increase the effective conversion price of the notes to approximately $43.81 per common share, which represents a conversion premium of approximately 40% based on the October 5, 2006 closing price of $31.29 per common share.  The capped call transaction is expected to reduce the potential dilution with respect to the Company’s common stock upon future conversion of the notes to the extent the then market value per share of the Company’s common stock does not exceed the cap price of the capped call transaction during the observation period relating to such conversion.  The net cost of the capped call transaction was approximately $12.6 million and will be accounted for as an effective hedge through its maturity and included in the equity section of the Company’s balance sheet and therefore not included in interest expense.

In connection with hedging the capped call transaction, the option counterparty has advised the Company that it or its affiliates expect to enter into, simultaneously with the pricing of the notes and may enter into shortly after pricing, various derivative transactions with respect to the Company’s common stock.

In addition, following pricing of the notes, the option counterparty or its affiliates may enter into or unwind various derivatives and/or purchase or sell the Company’s common stock in secondary market transactions, and are likely to do so during any observation period relating to a conversion of notes.

The notes will be sold to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933. The notes and the shares of common stock issuable upon conversion of the notes have not been registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws. This announcement is neither an offer to sell nor a solicitation to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer/solicitation or sale is unlawful.

About United Dominion Realty Trust, Inc.

United Dominion is the fourth largest apartment REIT, owning and operating apartment communities nationwide. The Company has raised the dividend each of the last 30 years. United Dominion is included in the S&P MidCap 400 Index. At June 30, 2006, the Company owned 74,753 apartment homes and had 1,357 homes under development. Additional information about United Dominion may be found on its Web site at www.udrt.com.

Statements contained in this press release, which are not historical facts, are forward-looking statements, as the term is defined in the Private Securities Litigation Reform Act of 1995.  You can identify these forward-looking statements by the Company’s use of words such as, “expects,” “plans,” “estimates,” “projects,” “intends,” “believes,” and similar expressions that do not relate to historical matters. Such forward-looking statements are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated, due to a number of factors, which include, but are not limited to, unfavorable changes in the apartment market, changing economic conditions, the impact of competition and competitive pricing, acquisitions or new developments not achieving anticipated results, delays in completing developments and lease-ups on schedule, difficulties in selling existing apartment communities, and other risk factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time including the Company’s Annual Report on Form 10-K and the Company’s Quarterly Reports on Form 10-Q.  All forward-looking statements in this press release are made as of today, based upon information known to management as of the date hereof. The Company assumes no obligation to update or revise any of its forward-looking statements even if experience or future changes show that indicated results or events will not be realized.